UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2024

Assure Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	001-40785	82-2726719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7887 East Belleview Avenue, Suite 240 Denver, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 720-287-3093

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IONM	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Subscription Agreements

From July 9 through July 19, 2024, Assure Holdings Corp., a Nevada corporation (“Assure”) entered into subscription agreements (“Subscription Agreements”) with certain investors (the “Investors”) pursuant to which Assure and the Investors agreed to cancel certain trade accounts payable held by such Investors for shares of common stock of Assure at a deemed value per share ranging from $3.15 to $5.09 per share. Pursuant to the Subscription Agreements, Assure issued an aggregate total of 60,944 shares of common stock to five Investors in exchange for the cancellation of an aggregate amount of $259,990 in trade accounts payable.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 22, 2024, the Nasdaq Stock Market LLC (“Nasdaq”) notified Assure Holdings Corp. (the “Company”) that the Nasdaq Hearings Panel (the “Panel”) has determined to delist the Company’s common stock and that trading of the Company’s securities will be suspended at the open of trading on July 24, 2024.

As previously reported, the Nasdaq Listing Qualifications Staff (the “Staff”) notified the Company that it was in violation of the bid price requirement of Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) and the equity requirement in Listing Rule 5550(b)(1) (the “Equity Rule”) or any of the alternative requirements in Listing Rule 5550(b).

The Company appeared before the Panel on April 9, 2024. At the hearing, the Company’s senior management and outside advisors outlined the Company’s compliance plan for the Panel, which included the Company’s plans to regain compliance with the Bid Price Rule (i.e., meet the minimum closing bid price requirement of $1.00) and the Equity Rule (i.e., maintain a stockholders’ equity of at least $2.5 million). The Panel granted the Company until July 22, 2024, to regain compliance. As of July 22, 2024, the Company had not regained compliance with the Equity Rule.

In connection with the Nasdaq delisting notice, Nasdaq will complete the delisting by filing a Form 25 Notification of Delisting with the U.S. Securities and Exchange Commission (the “SEC”) after applicable appeal periods have lapsed. In the interim, the Company’s common stock is expected to begin trading under its current trading symbol “IONM” on the OTC Markets system effective with the open of the markets on July 24, 2024. The Company intends to submit an application to the OTCQB for quotation of its common stock as soon as practicable.

The Company has 15 days after the date it received notice of the Panel’s decision (which is July 22, 2024) to request in writing that the Nasdaq Listing and Hearing Review Council (the “Council”) review the decision. In addition, the Council may, on its own motion, determine to review the Panel’s decision within 45 calendar days after the Company was notified of the decision.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Subscription Agreements as described in Item 1.01 hereto, Assure issued 60,944 shares of common stock. The shares of common stock were issued in exchange for the cancellation of an aggregate amount of $259,990 in principal amount of trade accounts payable pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, based, in part, on representations of the Investors in the Subscription Agreements. The actual amount of trade accounts payable and the deemed value per share were as follows:

Date of Subscription Agreement	Price per Share	Number of Shares Issued	Amount of Trade Account Payable
July 9, 2024	$5.09	4,715	$24,000
July 15, 2024	$4.00	14,377	$57,505.94
July 17, 2024	$4.57	10,974	$50,151
July 18, 2024	$4.57	21,882	$100,000
July 19, 2024	$3.15	8,995	$28,333

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Name

104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURE HOLDINGS CORP.

Date: July 23, 2024	By:	/s/ John Farlinger
	Name:	John Farlinger
	Title:	Chief Executive Officer